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                                                                       EXHIBIT 5


                                 April 23, 1999




Racing Champions Corporation
800 Roosevelt Road
Building C, Suite 320
Glen Ellyn, IL 60137


Gentlemen:                             Re:    Registration Statement on Form S-3


         We have acted as counsel for Racing Champions Corporation, a Delaware corporation (the "Company"), in connection with the Company's offering to certain holders Common Stock Purchase Warrants (the "Public Warrants") of up to 255,863 shares of its $.01 par value common stock (the "Common Stock") and up to 273,342 shares of Common Stock to be sold by certain selling stockholders upon the exercise of outstanding warrants (the "Selling Stockholder Warrants" and, collectively with the Public Warrants, the "Warrants"). The Public Warrants are subject to the terms of the Warrant Agreement, dated as of August 5, 1998, between the Company and BankBoston, N.A., as warrant agent (the "Warrant Agreement").



         In such capacity we have examined, among other documents, the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the offering of the Company's common stock pursuant to the Public Warrants and by the selling stockholders. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the shares of Common Stock to be offered by the Company upon exercise of the Public Warrants and by the Selling Stockholders upon exercise of the Selling Stockholder Warrants have been legally and validly authorized under the Amended and Restated Certificate of Incorporation of the Company, as amended, and the laws of the State of Delaware. When issued in accordance with the description set forth in the Registration Statement and the terms of the Warrants, and the Warrant Agreement, the shares of Common Stock will be legally issued, fully-paid and nonassessable.


         We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-3.

                                        REINHART, BOERNER, VAN DEUREN,
                                         NORRIS & RIESELBACH, s.c.

                                        BY /s/ James M. Bedore

                                                         James M. Bedore